UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2020

YUNHONG CTI LTD.

(Exact name of registrant as specified in charter)

Illinois	000-23115	36-2848943
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22160 N. Pepper Road, Lake Barrington, IL 60010

(Address of principal executive offices) (Zip Code)

(847) 382-1000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CTIB	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 24, 2020, Yunhong CTI Ltd. (the “Company”) entered into a stock purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to issue and sell, and a certain investor (the “Investor”) agreed to purchase 170,000 shares of the Company’s newly created Series B Redeemable Convertible Preferred Stock, no par value per share (the “Series B Preferred”), with each share of Series B Preferred initially convertible into ten (10) shares of the Company’s common stock, no par value, for aggregate gross proceeds of $1,500,000 (the “Offering”). The closing of the Purchase Agreement will be subject to certain closing conditions as set forth therein.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

The foregoing description of the Purchase Agreement is only a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement attached as Exhibit 10.1 hereto.

Certificate of Designation

Pursuant to the Purchase Agreement, on November 24, 2020, the Company submitted for filing a Certificate of Designation (the “Series B Certificate of Designation”) with the Secretary of State of Illinois to designate 170,000 shares of Series B Preferred with a stated value of $10.00 per share (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Stated Value”).

Under the Series B Certificate of Designation, holders of the Series B Preferred will be entitled to receive quarterly dividends at the annual rate of 8% of the Stated Value. Such dividends may be paid in cash or in shares of common stock in the Company’s discretion. In the event of any liquidation, dissolution or winding up of the Company, the holders of record of shares of Series B Preferred will be entitled to receive, in preference to any distribution to the holders of the Company’s other equity securities (including the Company’s common stock), a liquidation preference equal to $10 per share plus all accrued and unpaid dividends.

Each holder of Series B Preferred shall have the right to convert the Stated Value of such shares, as well as accrued but unpaid declared dividends thereon (collectively the “Conversion Amount”) into shares of the Company’s common stock. The number of shares of common stock issuable upon conversion of the Conversion Amount shall equal the Conversion Amount divided by the conversion price of $1.00, subject to certain customary adjustments. The Series B Preferred may not be converted to common stock to the extent such conversion would result in the holder beneficially owning more than 4.99% of the Company’s outstanding common stock.

Holders of Series B Preferred shall vote together with the holders of the Company’s common stock and Series A Convertible Preferred Stock on an as-if-converted basis, whereby each share of Series B Preferred will be entitled to ten (10) votes, subject to adjustment. In addition, so long as there are more than 50,000 shares of the Series B Preferred outstanding, the Company will be prohibited from taking certain actions without the consent of the holders of at least 80% of the outstanding shares of Series B Preferred. In addition, the Company shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of the Series B Preferred, amend its Article of Incorporation, as amended, the Series B Certificate of Designation or the by-laws of the Company in any manner to decrease the number of authorized shares of common stock or in any manner that would otherwise adversely affect the rights, preferences or privileges of the holders of the Series B Preferred, except for an amendment to increase the number of authorized shares of common stock. The voting and conversion rights of the Series B Preferred will be restricted prior to the affirmative vote of holders of a majority of the common stock approving the Offering.

The Series B Preferred shall be redeemable, in whole or in part, at the option of the holder at any time on and after November 30, 2021. In order to elect redemption, the holder shall send written notice to the Company indicating how many shares of Series B Preferred are to be redeemed and providing detailed directions for payment of the Redemption Amount (the “Redemption Notice”). The Company shall pay the Redemption Amount to the Holder within ten (10) business days (as defined in the Purchase Agreement) after receipt of the Redemption Notice. The Redemption Amount shall equal the liquidation preference amount of $10 per share plus all accrued and unpaid dividends, multiplied by the total number of shares of Series B Preferred to be redeemed.

This description of the Series B Certificate of Designation is only a summary and is qualified in its entirety by reference to the full text of the form of the Series B Certificate of Designation attached as Exhibit 3.1 hereto

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth in Item 1.01 is incorporated by reference herein.

Item 9.01	Financial Statements And Exhibits.

(d) Exhibits

The exhibits listed below are furnished as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description
3.1	Certificate of Designation of Series B Convertible Preferred Stock
10.1	Securities Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2020

YUNHONG CTI LTD.

By:	/s/ Jennifer Connerty
Jennifer Connerty
Chief Financial Officer